                                2,749,815 SHARES
                           GALILEO INTERNATIONAL, INC.
                                  COMMON STOCK

               Supplement to the Prospectus dated October 25, 2000

         Notwithstanding anything to the contrary in the prospectus, the following Selling Stockholders section replaces in its entirety the Selling Stockholders section on pages 10-11 of the prospectus.

                              SELLING STOCKHOLDERS

         The following table provides certain information as of October 25, 2000, regarding each selling stockholder's ownership of common stock and as adjusted assuming the sale of all of the shares offered by this prospectus. All of the shares being offered by the selling stockholders were acquired from us in March 2000 in connection with the acquisition of Trip.com, Inc. by us. The shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933. The shares are being registered by us pursuant to a Merger Agreement dated February 7, 2000, among us, Trip.com and Galileo Acquisition Co., in order to permit public secondary trading in the shares, and the selling stockholders may offer the shares from time to time. The selling stockholders have not had a material relationship with us within the past three years other than as a result of the ownership of the shares.

                                            Number of shares
                                           owned beneficially         Number of     Number of shares
                                               before the            shares being  owned beneficially
    The Selling Stockholders                    offering*               offered    after the offering
-------------------------------------------------------------------------------------------------------
Richard                        Arzaga             28,757               8,630              20,127
Gilbert                        Asakawa                90                  45                  45
Kevin                          Blankenship         7,760               7,760                  --
Donna                          Crafton               553                 277                 276
Lisa                           Crispin             1,026               1,026                  --
Amy                            Davis                 276                 138                 138
Patricia                       DeFazio            19,485               8,449              11,036
Matthew                        Doull               4,831               2,416               2,415
Christopher                    Feinstein             515                 200                 315
Roger                          George              8,374               8,374                  --
The Latta Family Trust                             2,094               2,094                  --
Steven                         Graese              3,268               3,268                  --
James                          Gregory            34,672              16,355              18,317
Charles J.                     Grimes              1,705                 853                 852
Jenna                          Hamrick               432                 216                 216
Russell                        Heithoff            1,147               1,147                  --
Linda                          Hess                  157                  79                  78

Jennifer                       Hofmeister            285                 143                 142
Maya                           Iyengar            10,447               4,706               5,741
Iyengar Family Charitable Trust                   20,000              14,970               5,030
Julie                          Jacobs              3,220               1,610               1,610
Regina                         Keating            20,934              10,467              10,467
Karen                          Kerchis             1,946                 868               1,078
Ronald L.                      Kilgore                60                  30                  30
Qingping                       Kong                8,273               3,472               4,801
David                          Loy                 1,736               1,736                  --
Vince                          Maes                  804                 402                 402
Charles                        McCoy               2,938                 725               2,213
Douglas                        Meer                6,068               3,034               3,034
Maria S.                       Mingo-Ordonez         211                 106                 105
Sasha                          Minor               6,565               2,360               4,205
Terry                          Niner               3,489               3,489                  --
Pamela                         Osborne             8,588               4,294               4,294
Levi                           Reep                2,430                 885               1,545
Aaron                          Reid                3,733               2,053               1,680
David                          Shafer                913                 913                  --
Irene                          Sher                1,067                 281                 786
William                        Skolout            30,898              30,898                  --
Steven                         Strobel               235                 235                  --
Roxana                         Thompson            3,501               1,750               1,751
Brian                          Thomson           300,968             201,291              99,677
Cynthia                        Toenjes               894                 231                 663
Antoine                        Toffa             547,433             298,716             248,717
Donna                          Tyacke              4,597               2,837               1,760
Thomas                         Wilson             25,315              19,474               5,841
Mike                           Wilson              9,668               2,893               6,775
Alicia                         Yanik                 905                 452                 453
MediaOne (AT&T)                                  966,200             966,200                  --
Hollinger Digital, Inc.                          568,352             568,352                  --
John J. Baker                                     36,258              24,582              11,676
John J. Baker CRUT                                24,999              24,999                  --
Edward J. Baker Family Trust                      36,274              36,274                  --
Harriet B. Baker Exempt Trust                     12,340              12,340                  --
Stephen E. Baker                                  34,666              22,990              11,676
Peter Sontag                                       3,108               3,108                  --
i:FAO                                            828,645             414,322             414,323
                                               -------------------------------------------------
                                Totals         3,654,105           2,749,815             904,290
                                               =================================================


*Includes shares such persons have the right to acquire within 60 days of August 31, 2000 pursuant to the exercise of stock options.

October 30, 2000